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Exhibit 99.1

Media Contacts:
Liz Aune
Vicinity Corporation
408-543-3039
laune@vicinity.com

Vicinity Corporation Taps Technology Veteran Charles W. Berger
as President and Chief Executive Officer

    SUNNYVALE, Calif., December 10, 2001—Vicinity Corporation (Nasdaq: VCNT), a leading provider of Web, wireless and speech-based Enterprise Location Services (ELS) solutions, today named Charles W. Berger president and chief executive officer effective immediately. A 26-year veteran of global high tech companies, Mr. Berger also joins the Vicinity Board of Directors. Ronald Smith will remain as Vicinity Corporation's chairman of the board.

    "We are extremely fortunate to have attracted an experienced and talented leader to lead Vicinity into the future," said Smith. "Chuck has a strong background in finance, sales and marketing, and has lead several successful high tech companies. His online services and enterprise background are a strong fit with the current business model at Vicinity."

    Most recently, Mr. Berger was chairman and CEO of Adforce, Inc., a provider of on-line ad management and delivery services, which was sold to CMGi in January 2000. At AdForce, Mr. Berger led the development of the company from 25 people with no executives or revenue to a 300-person company, with operations in Europe and Asia, a strong executive team and annual revenues in excess of $30 million. He also led the company's IPO, raising more than $70 million in a challenging market. Prior to Adforce, Mr. Berger was chairman and CEO of Radius, Inc., a Macintosh peripheral and software developer. At Radius, Mr. Berger returned the once failing company to profitability, and attained a 35 percent revenue growth in his first six months. He has also led the acquisition and integration of several technology companies at both AdForce and Radius and while at Radius acquired the company's largest competitor, increasing revenues to more than $300 million per year. He has also held various senior management positions at Sun Microsystems, Inc., and Apple Computer, Inc.

    "I am delighted to be a part of the Vicinity team," said Mr. Berger. "As the IT vendor of choice for ELS to more than 300 top global brands such as Home Depot, Kinko's and FedEx, Vicinity remains the market leader and is clearly poised for continued growth. We will advance our leadership position by continuing to develop new products and services that meet our customer's ever growing IT needs, and target new markets. Our financial position is strong as we have adjusted our expense rate to reflect current revenue levels and have substantial cash balances."

    Mr. Berger holds and MBA degree from the University of Santa Clara, and a Bachelors of Science in Business Administration degree from Bucknell University.

About Vicinity Corporation

    Vicinity Corporation is a leading provider of Enterprise Location Services solutions to Global 2000 companies across Web, wireless and speech platforms. Vicinity's suite of services includes the Vicinity Location Server™ along with a comprehensive portfolio of application services and application programming interfaces (APIs) that embed location intelligence deep within existing enterprise applications.

    Vicinity's customers include Domino's Pizza, FedEx, Ford, GM, Hilton Hotels Corporation, Marriott International, McDonald's, NEC, Pizza Hut, Starbucks, Starwood Hotels & Resorts Worldwide, Taco Bell, Toyota and UPS.

    Vicinity was established in 1995 and is headquartered in Sunnyvale, California. Vicinity® is a registered service mark and Vicinity Location Server™ is a trademark of Vicinity Corporation. All other names or product names are trademarks of their respective companies.

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  Exhibit 99.1